Exhibit 99.1

Shoals Technologies Group, Inc. Reports Financial Results for Fourth Quarter 2023
–Quarterly Revenue of $130.4 million, up 38% Year-Over-Year –
–Gross Margin of 42.5% –
–Net Income of $16.6 million –
–Adjusted EBITDA of $39.1 million –
–Backlog and Awarded Orders Increased 47% Year-Over-Year to $631.3 million –
–Provides First Quarter and Full Year 2024 Outlook –

PORTLAND, TN. – February 28, 2024 (GLOBE NEWSWIRE) – Shoals Technologies Group, Inc. (“Shoals” or the “Company”) (Nasdaq: SHLS), a leading provider of electrical balance of system (“EBOS”) solutions for solar, battery storage, and electric vehicle charging infrastructure, today announced results for its fourth quarter ended December 31, 2023.

“Shoals continued its strong growth trajectory in the fourth quarter, with revenue growing 38% year-over-year, reflecting the exceptional dedication and execution of the management team and associates,” said Brandon Moss, CEO of Shoals.

Mr. Moss added, “Demand for our products remains robust, with backlog and awarded orders increasing 47% year-over-year, as the Company added over $128 million in new orders in the quarter. International markets continue to develop as a growth driver, representing more than 13% of our backlog and awarded orders. Domestically, we further strengthened our leadership position after engaging a new top solar EPC in a master supply agreement subsequent to the quarter end.”

“While customer momentum remains strong as reflected by record quoting activity and order volumes, we are expecting a softer first half of 2024 as sustained higher interest rates are resulting in project delays. Despite near term challenges, the long-term outlook for Shoals remains bright, and we expect revenue growth to drive operating leverage in the second half of the year,” concluded Mr. Moss.

Fourth Quarter 2023 Financial Results
Revenue grew 38%, to $130.4 million, compared to $94.7 million for the prior-year period, driven by higher sales volumes as a result of increased domestic demand for solar EBOS.

Gross profit increased to $55.4 million, compared to $40.4 million in the prior-year period. Gross profit as a percentage of revenue was 42.5% compared to 42.7% in the prior-year period. The decline from the prior-year period was primarily due to higher labor costs, slightly offset by increased leverage on fixed costs.

General and administrative expenses were $21.5 million, compared to $14.9 million during the same period in the prior year. This increase was primarily the result of planned increases in payroll expense due to higher headcount supporting growth and legal fees related to the patent infringement and wire insulation shrinkback complaints.

Income from operations was $31.9 million, compared to $23.4 million during the prior-year period.

Net income was $16.6 million compared to net income of $118.3 million during the prior-year period.

Net income attributable to Shoals Technologies Group, Inc. was $16.6 million compared to $112.6 million during the same period in the prior year. The prior-year period benefited from a $110.9 million gain on termination of the tax receivable agreement partially offset by a $6.7 million payable pursuant to the tax receivable agreement adjustment. Basic and diluted net income per share was $0.10 compared to basic and diluted net income per share of $0.94 and $0.70 in the prior-year period.

Adjusted EBITDA* increased $9.0 million to $39.1 million compared to $30.1 million for the prior-year period.

Adjusted net income* was $21.3 million compared to $25.0 million during the same period in the prior year. Adjusted diluted earnings per share* was $0.12 compared to $0.15 in the prior-year period.

Full Year 2023 Financial Results
Revenue grew 50%, to $488.9 million, compared to $326.9 million for the prior-year, driven by higher sales volumes as a result of increased domestic demand for solar EBOS.

Gross profit was $168.3 million, compared to $131.3 million in the prior-year. Gross profit as a percentage of revenue decreased to 34.4% from 40.2% in the prior-year, primarily due to $61.7 million in wire insulation shrinkback reserve and expenses, slightly offset by lower raw materials input costs, increased leverage on fixed costs, and efficiencies gained in operations. On October 31, 2023, the Company filed a complaint against Prysmian Cables and Systems USA, LLC, the supplier of the wire exhibiting wire insulation shrinkback, seeking compensatory and punitive damages, recovery of all costs and expenses incurred by the Company in connection with the identification, repair and replacement of the defective wire, and other legal and equitable relief. The Company is unable to predict the outcome of this litigation or the impact on its business and financial results.

General and administrative expenses were $80.7 million, compared to $55.9 million during the prior year. This increase was primarily the result of higher non-cash stock-based compensation, planned increases in payroll expense due to higher headcount supporting growth, and legal fees related to the patent infringement and wire insulation shrinkback complaints.

Income from operations was $79.0 million, compared to $66.3 million during the prior year.

Net income was $42.7 million compared to net income of $143.0 million during the prior year.

Net income attributable to Shoals Technologies Group, Inc. was $40.0 million compared to $127.6 million during the prior year. The prior-year period benefited from a $110.9 million gain on termination of the tax receivable agreement partially offset by a $6.7 million payable pursuant to the tax receivable agreement adjustment. Basic and diluted net income per share were $0.24 compared to basic and diluted net income per share of $1.11 and $0.85 in the prior-year period.

Adjusted EBITDA* increased 86% to $173.4 million compared to $93.0 million for the prior-year.

Adjusted gross profit* for the full year was $230.0 million, reflecting a 47.0% adjusted gross profit percentage*.

Adjusted net income* increased 78% to $111.3 million compared to $62.4 million during the prior year. Adjusted diluted earnings per share* was $0.65 compared to $0.37 in the prior-year.

* A reconciliation of the Company’s non-GAAP measures to the most closely comparable U.S. generally accepted accounting principles (“GAAP”) measures are found within this release.

Backlog and Awarded Orders
The Company’s backlog and awarded orders as of December 31, 2023 were $631.3 million, representing a 47% increase compared to the same time last year and approximately flat compared to September 30, 2023. The increase in backlog and awarded orders reflects continued robust demand for the Company’s solar products, with strong growth in international markets, which comprises more than 13% of backlog and awarded orders.

Backlog represents signed purchase orders or contractual minimum purchase commitments with take-or-pay provisions and awarded orders are orders we are in the process of documenting a contract but for which a contract has not yet been signed.

First Quarter 2024 Outlook
The Company is providing an outlook for the first quarter given the headwinds in the utility scale solar market, which have resulted in certain customers changing order patterns. It is not the Company’s intention to provide quarterly guidance on an ongoing basis. Based on current business conditions, business trends and other factors, for the quarter ending March 31, 2024, the Company expects:
•Revenue to be in the range of $90 million to $100 million
•Adjusted EBITDA to be in the range of $15 million to $20 million
Full Year 2024 Outlook
Based on current business conditions, business trends and other factors, for the full year 2024, the Company expects:
•Revenue to be in the range of $480 million to $520 million
•Adjusted EBITDA to be in the range of $150 million to $170 million
•Adjusted net income to be in the range of $90 million to $110 million
•Cash Flow from operations to be in the range of $100 million to $120 million
•Capital expenditures to be in the range of $15 million to $20 million
•Interest expense to be in the range of $15 million to $20 million

A reconciliation of Adjusted EBITDA guidance and Adjusted net income guidance, which are forward-looking measures that are non-GAAP measures, to the most closely comparable GAAP measures is not provided because we are unable to provide such reconciliation without unreasonable effort. The inability to provide a quantitative reconciliation is due to the uncertainty and inherent difficulty in predicting the occurrence, the financial impact and the periods in which the components of the applicable GAAP measures and non-GAAP adjustments may be recognized. The GAAP measures may include the impact of such items as non-cash share-based compensation, amortization of intangible assets and the tax effect of such items, in addition to other items we have historically excluded from Adjusted EBITDA and Adjusted net income. We expect to continue to exclude these items in future disclosures of these non-GAAP measures and may also exclude other similar items that may arise in the future.

Webcast and Conference Call Information
Company management will host a webcast and conference call on February 28, 2024 at 5:00 p.m. Eastern Time, to discuss the Company’s financial results.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company’s website at https://investors.shoals.com.

The conference call can be accessed live over the phone by dialing 1-877-407-0789 (domestic) or +1-201-689-8562 (international). A telephonic replay will be available approximately two hours after the call by dialing 1-844-512-2921 or for international callers, +1-412-317-6671. The access ID number for the replay is 13743350. The telephonic replay will be available until 11:59 p.m. Eastern Time on March 13, 2024.

About Shoals Technologies Group, Inc.
Shoals Technologies Group, Inc. is a leading provider of electrical balance of systems (EBOS) solutions for solar, storage, and electric vehicle charging infrastructure. Since its founding in 1996, the Company has introduced innovative technologies and systems solutions that allow its customers to substantially increase installation efficiency and safety while improving system performance and reliability. Shoals Technologies Group, Inc. is a recognized leader in the renewable energy industry whose solutions are deployed on over 62 GW of solar systems globally. For additional information, please visit: https://www.shoals.com.

Investor Relations Contact
Shoals Technologies Group, Inc.
Email: investors@shoals.com

Forward-Looking Statements
This report contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations; including our financial guidance for the first quarter of 2024 and for the full year ending December 31, 2024; business strategies; technology developments; financing and investment plans; warranty, litigation and liability accruals and estimates of loss or gains; litigation strategy and expected benefits or results from the current intellectual property and wire insulation shrinkback litigation; competitive position; industry and regulatory environment; potential growth opportunities, including international growth, production and capacity at our plants; and the effects of competition. Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” “would” or similar expressions and the negatives of those terms.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

Some of the key factors that could cause actual results to differ from our expectations include, among others, if demand for solar energy projects does not continue to grow or grows at a slower rate than we anticipate, we may not be able to achieve our anticipated level of growth and our business will suffer; if we fail to accurately estimate the potential losses related to the wire insulation shrinkback matter, or fail to recover the costs and expenses incurred by us from the supplier, our profit margins, financial results, business and prospects could be materially adversely impacted; defects or performance problems in our products or their parts, including those related to the wire insulation shrinkback matter, could result in loss of customers, reputational damage and decreased revenue, and may have a material adverse effect on our business, financial condition and results of operations; we may experience delays, disruptions, quality control or reputational problems in our manufacturing operations in part due to our vendor concentration; if we or our suppliers face disputes with labor unions, we may not be able to achieve our anticipated level of growth and our business could suffer; if we fail to retain our key personnel and attract additional qualified personnel, or successfully integrate our new Chief Executive Officer, our business strategy and prospects could suffer; our products are primarily manufactured and shipped from our production facilities in Tennessee, and any damage or disruption at these facilities may harm our business; the market for our products is competitive, and we may face increased competition as new and existing competitors introduce EBOS system solutions and components, which could negatively affect our results of operations and market share; current macroeconomic events, including high inflation, high interest rates, a potential recession and geopolitical instability could impact our business and financial results; our industry has historically been cyclical and experienced periodic downturns; the interruption of the flow of raw materials from international vendors has disrupted our supply chain, including as a result of the imposition of additional duties, tariffs and other charges on imports and exports; we are subject to risks associated with the patent infringement complaints that we filed with the U.S. International Trade Commission and two District Courts; and if we fail to, or incur significant costs in order to, obtain, maintain, protect, defend or enforce our intellectual property and other proprietary rights, including those that are subject to the patent infringement complaints we filed with the ITC and two District Courts, our business and results of operations could be materially harmed.

These and other important risk factors are described more fully in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and other documents filed with the Securities and Exchange Commission and could cause actual results to vary from expectations. Given these uncertainties, you should not place undue reliance on forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this report. You should read this report with the understanding that our actual future results may be materially different from what we expect.
Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Non-GAAP Financial Measures

Adjusted Gross Profit, Adjusted Gross Profit Percentage, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted Earnings per Share (“EPS”)

We define Adjusted Gross Profit as gross profit plus wire insulation shrinkback expenses. We define Adjusted Gross Profit Percentage as Adjusted Gross Profit divided by revenue. We define Adjusted EBITDA as net income plus (i) interest expense, net, (ii) income tax expense, (iii) depreciation expense, (iv) amortization of intangibles, (v) payable pursuant to the TRA adjustment, (vi) gain on termination of TRA, (vii) loss on debt repayment, (viii) equity-based compensation, (ix) acquisition-related expenses, (x) COVID-19 expenses, (xi) non-recurring and other expenses, (xii), wire insulation shrinkback expenses, and (xiii) wire insulation shrinkback litigation expenses. We define Adjusted Net Income as net income attributable to Shoals Technologies Group, Inc. plus (i) net income impact from assumed exchange of Class B common stock to Class A common stock as of the beginning of the earliest period presented, (ii) adjustment to the provision for income tax, (iii) amortization of intangibles, (iv) amortization of deferred financing costs, (v) payable pursuant to the TRA adjustment, (vi) gain on termination of TRA, (vii) loss on debt repayment, (viii) equity-based compensation, (ix) acquisition-related expenses, (x) COVID-19 expenses, (xi) non-recurring and other expenses, (xii) wire insulation shrinkback expenses, and (xiii) wire insulation shrinkback litigation expenses, all net of applicable income taxes. We define Adjusted Diluted EPS as Adjusted Net Income divided by the diluted weighted average shares of Class A common stock outstanding for the applicable period, which assumes the exchange of all outstanding Class B common stock for Class A common stock as of the beginning of the earliest period presented.
Adjusted Gross Profit, Adjusted Gross Profit Percentage, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS are intended as supplemental measures of performance that are neither required by, nor presented in accordance with, GAAP. We present Adjusted Gross Profit, Adjusted Gross Profit Percentage, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS because we believe they assist investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted Gross Profit, Adjusted Gross Profit Percentage, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS: (i) as factors in evaluating management’s performance when determining incentive compensation, as applicable; (ii) to evaluate the effectiveness of our business strategies; and (iii) because our credit agreement uses measures similar to Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS to measure our compliance with certain covenants.
Among other limitations, Adjusted Gross Profit, Adjusted Gross Profit Percentage, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and may be calculated by other companies in our industry differently than we do or not at all, which may limit their usefulness as comparative measures.
Because of these limitations, Adjusted Gross Profit, Adjusted Gross Profit Percentage, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. You should review the reconciliation of gross profit to Adjusted Gross Profit and Adjusted Gross Profit Percentage, net income (loss) to Adjusted EBITDA, and net income (loss) attributable to

Shoals Technologies Group, Inc. to Adjusted Net Income and Adjusted Diluted EPS below and not rely on any single financial measure to evaluate our business.

Shoals Technologies Group, Inc.
Consolidated Balance Sheets
(in thousands, except shares and par value)

	December 31,
	2023	2022
Assets
Current Assets
Cash and cash equivalents	$22,707	$8,766
Accounts receivable, net	107,118	50,575
Unbilled receivables	40,136	16,713
Inventory, net	52,804	72,854
Other current assets	4,421	4,632
Total Current Assets	227,186	153,540
Property, plant and equipment, net	24,836	16,870
Goodwill	69,941	69,941
Other intangible assets, net	48,668	56,585
Deferred tax assets	468,195	291,634
Other assets	5,167	6,325
Total Assets	$843,993	$594,895

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$14,396	$9,481
Accrued expenses and other	22,907	17,322
Warranty liability—current portion	31,099	560
Deferred revenue	22,228	23,259
Long-term debt—current portion	2,000	2,000
Total Current Liabilities	92,630	52,622
Revolving line of credit	40,000	48,000
Long-term debt, less current portion	139,445	189,063
Warranty liability, less current portion	23,815	—
Other long-term liabilities	3,107	4,221
Total Liabilities	298,997	293,906
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, $0.00001 par value - 5,000,000 shares authorized; none issued and outstanding as of December 31, 2023 and 2022	—	—
Class A common stock, $0.00001 par value - 1,000,000,000 shares authorized; 170,117,289 and 137,904,663 shares issued and outstanding as of December 31, 2023 and 2022, respectively	2	1
Class B common stock, $0.00001 par value - 195,000,000 shares authorized; none and 31,419,913 shares issued and outstanding as of December 31, 2023 and 2022, respectively	—	1
Additional paid-in capital	470,542	256,894
Accumulated earnings	74,452	34,478
Total stockholders’ equity attributable to Shoals Technologies Group, Inc.	544,996	291,374
Non-controlling interests	—	9,615
Total stockholders' equity	544,996	300,989
Total Liabilities and Stockholders’ Equity	$843,993	$594,895

Shoals Technologies Group, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenue	$130,436	$94,651	$488,939	$326,940
Cost of revenue	75,056	54,272	320,635	195,629
Gross profit	55,380	40,379	168,304	131,311
Operating expenses
General and administrative expenses	21,453	14,871	80,719	55,908
Depreciation and amortization	2,057	2,134	8,550	9,073
Total operating expenses	23,510	17,005	89,269	64,981
Income from operations	31,870	23,374	79,035	66,330
Interest expense, net	(5,700)	(5,778)	(24,100)	(18,538)
Payable pursuant to the tax receivable agreement adjustment	—	(6,675)	—	(6,675)
Gain on termination of tax receivable agreement	—	110,883	—	110,883
Income before income taxes	26,170	121,804	54,935	152,000
Income tax expense	(9,588)	(3,502)	(12,274)	(8,987)
Net income	16,582	118,302	42,661	143,013
Less: net income attributable to non-controlling interests	—	5,691	2,687	15,402
Net income attributable to Shoals Technologies Group, Inc.	$16,582	$112,611	$39,974	$127,611

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Earnings per share of Class A common stock:
Basic	$0.10	$0.94	$0.24	$1.11
Diluted	$0.10	$0.70	$0.24	$0.85
Weighted average shares of Class A common stock outstanding:
Basic	170,075	120,236	164,165	114,495
Diluted	170,287	168,631	164,504	167,631

Shoals Technologies Group, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2023	2022
Cash Flows from Operating Activities
Net income	$42,661	$143,013
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,529	10,509
Amortization/write off of deferred financing costs	2,165	1,365
Equity-based compensation	20,862	16,108
Provision for credit losses	296	200
Provision for obsolete or slow-moving inventory	5,041	2,073
Provision for warranty expense	59,556	560
Deferred taxes	11,334	8,406
Payable pursuant to the tax receivable agreement adjustment	—	6,675
Gain on termination of tax receivable agreement	—	(110,883)
Changes in assets and liabilities:
Accounts receivable	(56,839)	(19,207)
Unbilled receivables	(23,423)	(3,180)
Inventory	15,009	(36,927)
Other assets	1,355	244
Accounts payable	5,171	(11,029)
Accrued expenses and other	4,471	10,110
Warranty liability	(5,202)	—
Deferred revenue	(1,031)	21,418
Net Cash Provided by Operating Activities	91,955	39,455
Cash Flows from Investing Activities
Purchases of property, plant and equipment	(10,578)	(3,154)
Other	(269)	(503)
Net Cash Used in Investing Activities	(10,847)	(3,657)
Cash Flows from Financing Activities
Distributions to non-controlling interests	(2,628)	(7,762)
Employee withholding taxes related to net settled equity awards	(3,880)	(1,297)
Payments on term loan facility	(51,500)	(2,000)
Proceeds from revolving credit facility	45,000	46,000
Repayments of revolving credit facility	(53,000)	(53,140)
Proceeds from issuance of Class A common stock in follow-on offering, net of underwriting discounts and commissions	—	42,943
Deferred offering costs	(1,159)	(1,463)
Early termination payment of tax receivable agreement	—	(58,000)
Payment of fees for tax receivable agreement termination	—	(1,870)
Net Cash Used in Financing Activities	(67,167)	(36,589)
Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	13,941	(791)
Cash, Cash Equivalents and Restricted Cash—Beginning of Period	8,766	9,557
Cash, Cash Equivalents and Restricted Cash—End of Period	$22,707	$8,766

Shoals Technologies Group, Inc.
Adjusted Gross Profit, Adjusted Gross Profit Percentage, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Earnings per Share (“EPS”)

Reconciliation of Gross Profit to Adjusted Gross Profit and Adjusted Gross Profit Percentage (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenue	$130,436	$94,651	$488,939	$326,940
Cost of revenue	75,056	54,272	320,635	195,629
Gross profit	$55,380	$40,379	$168,304	$131,311
Gross profit percentage	42.5%	42.7%	34.4%	40.2%

Wire insulation shrinkback expenses (a)	$—	$—	$61,705	$—
Adjusted gross profit	$55,380	$40,379	$230,009	$131,311
Adjusted gross profit percentage	42.5%	42.7%	47.0%	40.2%

Reconciliation of Net Income to Adjusted EBITDA (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net income	$16,582	$118,302	$42,661	$143,013
Interest expense, net	5,700	5,778	24,100	18,538
Income tax expense	9,588	3,502	12,274	8,987
Depreciation expense	889	487	2,612	1,858
Amortization of intangibles	1,896	2,021	7,917	8,651
Payable pursuant to the TRA adjustment (b)	—	6,675	—	6,675
Gain on termination of TRA	—	(110,883)	—	(110,883)
Loss on debt repayment	—	—	—	—
Equity-based compensation	3,802	4,221	20,862	16,108
Acquisition-related expenses	—	10	—	42
COVID-19 expenses (c)	—	—	—	—
Non-recurring and other expenses (d)	—	—	—	—
Wire insulation shrinkback expenses (a)	—	—	61,705	—
Wire insulation shrinkback litigation expenses (e)	662	—	1,260	—
Adjusted EBITDA	$39,119	$30,113	$173,391	$92,989
Reconciliation of Net Income Attributable to Shoals Technologies Group, Inc. to Adjusted Net Income (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net income attributable to Shoals Technologies Group, Inc.	$16,582	$112,611	$39,974	$127,611
Net income impact from assumed exchange of Class B common stock to Class A common stock (f)	—	5,691	2,687	15,402

Shoals Technologies Group, Inc.
Adjusted Gross Profit, Adjusted Gross Profit Percentage, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Earnings per Share (“EPS”)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Adjustment to the provision for income tax (g)	—	(1,433)	(653)	(3,726)
Tax effected net income	16,582	116,869	42,008	139,287
Amortization of intangibles	1,896	2,021	7,917	8,651
Amortization of deferred financing costs	—	342	2,165	1,365
Payable pursuant to the TRA adjustment (b)	—	6,675	—	6,675
Gain on termination of TRA	—	(110,883)	—	(110,883)
Loss on debt repayment	—	—	—	—
Equity-based compensation	3,802	4,221	20,862	16,108
Acquisition-related expenses	—	10	—	42
COVID-19 expenses (c)	—	—	—	—
Non-recurring and other expenses (d)	—	—	—	—
Wire insulation shrinkback expenses (a)	—	—	61,705	—
Wire insulation shrinkback litigation expenses (e)	662	—	1,260	—
Tax impact of adjustments (h)	(1,673)	5,779	(24,604)	1,158
Adjusted Net Income	$21,269	$25,034	$111,313	$62,403
(a) For the year ended December 31, 2023 represents, (i) $59.1 million wire insulation shrinkback warranty expenses related to the identification, repair and replacement of a subset of wire harnesses presenting unacceptable levels of wire insulation shrinkback, and (ii) $2.6 million of inventory write-downs of the defective red wire. We consider expenses incurred in connection with the identification, repair and replacement of the impacted wire harnesses as well as the write-down of related inventory distinct from normal, ongoing service identification, repair and replacement expenses that would be reflected under ongoing warranty expenses within the operation of our business and normal write-downs of inventory, which we do not exclude from our non-GAAP measures. In the future, we also intend to exclude from our non-GAAP measures the benefit of liability releases, if any. We believe excluding expenses from these discrete liability events provides investors with a better view of the operating performance of our business and allows for comparability through periods. See Note 9 - Warranty Liability, in our consolidated financial statements included in our Annual Report on Form 10-K for more information.
(b) Represents an adjustment to eliminate the adjustment of the payable pursuant to the TRA.
(c)    Represents costs incurred as a direct impact from the COVID-19 pandemic, disinfecting and reconfiguration of facilities, medical professionals to conduct daily screenings of employees and direct legal costs associated with the pandemic.
(d)    Represents certain costs associated with non-recurring professional services, our prior private equity owners’ expenses and other costs.
(e)    For the year ended December 31, 2023 represents $1.3 million of expenses incurred in connection with the lawsuit initiated by the Company against the supplier of the defective red wire. We consider this litigation distinct from ordinary course legal matters given the expected magnitude of the expenses, the nature of the allegations in the Company’s complaint, the amount of damages sought, and the impact of the matter underlying the litigation on the Company’s financial results. In the future, we also intend to exclude from our non-GAAP measures the benefit of recovery, if any. We believe excluding expenses from

Shoals Technologies Group, Inc.
Adjusted Gross Profit, Adjusted Gross Profit Percentage, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Earnings per Share (“EPS”)
these discrete litigation events provides investors with a better view of the operating performance of our business and allows for comparability through periods. See Note 16 - Commitments and Contingencies, in our consolidated financial statements included in our Annual Report on Form 10-K for more information.
(f)    Reflects net income to Class A common stock from assumed exchange of corresponding shares of our Class B common stock held by our founder and management.
(g)    Shoals Technologies Group, Inc. is subject to U.S. Federal income taxes, in addition to state and local taxes. The adjustment to the provision for income tax reflects the effective tax rates below, assuming Shoals Technologies Group, Inc. owned 100% of the units in Shoals Parent LLC prior to March 10, 2023.

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Statutory U.S. Federal income tax rate	21.0%	21.0%	21.0%	21.0%
Permanent adjustments	2.0%	0.2%	1.9%	0.2%
State and local taxes (net of federal benefit)	3.3%	3.0%	3.3%	3.0%
Effective income tax rate for Adjusted Net Income	26.3%	24.2%	26.2%	24.2%
(h)    Represents the estimated tax impact of all Adjusted Net Income add-backs, excluding those which represent permanent differences between book versus tax.

Reconciliation of Diluted Weighted Average Shares Outstanding to Adjusted Diluted Weighted Average Shares Outstanding (in thousands, except per share):

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Diluted weighted average shares of Class A common stock outstanding, excluding Class B common stock	170,287	120,998	164,504	114,803
Assumed exchange of Class B common stock to Class A common stock	—	47,633	5,698	52,828
Adjusted diluted weighted average shares outstanding	170,287	168,631	170,202	167,631

Adjusted Net Income	$21,269	$25,034	$111,313	$62,403
Adjusted Diluted EPS	$0.12	$0.15	$0.65	$0.37